Exhibit 99.3
Mid-America Bancshares, Inc.
Nashville, Tennessee
Stock Price Information
April 11, 2007
Mid-America Bancshares, Inc. (“Company”) was formed in January of 2006 and began operations after it acquired Bank of the South, Mt. Juliet, Tennessee, and PrimeTrust Bank, Nashville Tennessee, pursuant to a statutory share exchange. The share exchange was effective on September 1, 2006. In the share exchange, the Company estimated that the fair value of its common stock being exchanged for shares of each Bank’s common stock was approximately $8.76 per share.
The Company is asked from time to time to provide information as to the stock price of its common voting stock, $1.00 par value. The Company has no definitive method for ascertaining the value of the shares. The Company does not retain any firm to conduct an appraisal of its shares nor, to the Company’s knowledge, does any professional analyst track or provide published reports on the stock. The following table shows monthly high and low trade prices for the Company’s common stock as reported to the Company. Although management believes that the information reported to it is generally reliable, it has not been verified.

Calendar Month	High Price	Low Price
	Per Share	Per Share
	($)	($)
	2006

October	11.00	11.00

November	14.00	11.00

December	11.50	11.00

	2007

January	12.50	11.00

February	11.47	11.00

March	15.00	9.00
The last trade in the Company’s common stock in the first quarter of 2007 that is known to management of the Company, reportedly occurred on March 30, 2007, and involved

237 shares at a price of $11.50 per share. The highest price reported was $15.00 per share for 1,000 shares and the lowest price was $9.00 per share for 50 shares. During the first quarter of 2007, an aggregate of 13,293 shares were reported sold at a median price of $11.47 per share.
The Company notes the following for your information:
· The book value per share of the Company’s commons stock as of March 31, 2007 was $7.51 (unaudited).
· The Company has 13,931,256 shares of its common stock outstanding as well as options and other equity incentives to purchase an additional 1,478,095 shares (of which 666,945 options are fully vested at this time.)
· There is no market maker in these shares, nor are the shares listed or traded on any recognized market or exchange. The shares are bought and sold in privately negotiated transactions. There are no “bid and asked” quotes published or, to the Company’s knowledge, available. The Company is dependent on reports from persons involved in the transactions as to the actual prices and numbers of shares involved. Some transactions may involve persons affiliated with the Company and, thus, may not be indicative of the price that the shares would bring in transactions between parties not so affiliated.
· The Company regards the trading in its common stock as extremely thin given, for example, that fewer than 13,500 shares traded during the first quarter of 2007 out of more than 13.9 million shares outstanding (less that 1%).
The Company is bullish on the future value of the shares but does not trade in its own stock nor does it make a market in that stock. There may be some level of speculation in the current trading prices which is, based on information available to the Company, reasonably consistent with the experiences of companies comparable to Mid-America Bancshares, Inc., in Middle Tennessee. The Company makes no prediction as to whether any price specified above, or any perceived pricing trends, are factual or sustainable.
Disclaimer: The foregoing information is as of March 30, 2007, the last business day of the first quarter of 2007, and it is based in part on the subjective opinion of the Company’s executive management as well as on unverified stock trade reports received by such management; it is neither scientifically grounded nor based on the types of information or analysis on which the trading of listed companies is customarily based. Some trades may have occurred (and apparently did occur) in periods earlier than reported to management and the shares were actually transferred on the books and records of the Company’s transfer agent. We do not undertake any obligation to update this information, nor do we expect to publish this type of information more frequently than quarterly. The Company’s transfer agent is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572; Telephone (800) 368-5948; Facsimile (908) 497-2310.
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